 Exhibit 10.3
ROYALTY AGREEMENT

This Royalty Agreement (this "Agreement") is entered into effective as of June 7, 2010 (the "Effective Date") by and between YouBlast Global, Inc., a Delaware corporation (the "Company") and John Thomas Bridge & Opportunity Fund, L.P., a Delaware limited partnership ("John Thomas").

RECITALS

A.          On the date hereof, John Thomas has purchased from the Company an aggregate principal amount of $250,000 debentures (such debentures, together with any debentures or other securities issued in exchange or substitution therefor or in addition or replacement thereof, and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, being herein referred to herein as the “Debenture”) and as additional consideration, was issued a warrants to purchase up to 2,000,000 shares of Company common stock, exercisable for a five year period at an exercise price of $0.50 per share (the “Warrant”).

B.           Contemporaneously with the purchase of the Debenture and the Warrant, the Company has agreed to pay John Thomas a royalty based on a percentage of revenues received by the Company and generated by its YouBlast social network ("YouBlast").

NOW, THEREFORE, the parties agree as follows:

1.           Royalty.  The Company will pay John Thomas a royalty (the "Royalty") equal to 25% of the Net Revenue received by the Company and generated by YouBlast, in an amount not to exceed $250,000.  The Royalty will be calculated solely on Net Revenue on the first $1,000,000 of gross revenues received by the Company and generated by YouBlast.  "Net Revenue" means the total gross sales price and/or monetary equivalent of any other consideration actually received by the Company, less discounts, rebates, refunds or reserves applicable thereto.

2.           Term.  The term of this Agreement will commence on the Effective Date and shall continue in effect until the sooner of the payment by the Company of $250,000 (in addition to any payments for the Debenture) or the parties mutually agree in writing to termination.  Either party may also terminate this Agreement by written notice to the other upon: (i) failure by the other  party to perform any material term, covenant or condition of this Agreement, or breach of any representation or warranty of the other party in this Agreement, and such failure or breach continues for a period of more 30 days after the receipt of a notice of such failure, or (ii) upon the initiation of a proceeding against the other party under any bankruptcy law by or against the other party, or if that party is adjudged insolvent or makes an assignment for the benefit of creditors.

3.           Payment Terms and Report.  The Company will pay John Thomas the Royalty payments quarterly, within 30 days after the end of each of the Company’s fiscal quarter, based on Net Revenue received in the preceding fiscal quarter.  The Company will provide John Thomas with a monthly report of the Net Revenue received from sales of the Products and the calculation of Royalty payments based on such Net Revenue.

4.           Miscellaneous.

4.1           Severability.  Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties to this Agreement waive any provision of law which prohibits or renders void or unenforceable any provision of this Agreement.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

4.2.           Notices.  Each notice, consent, request, or other communication required or permitted under this Agreement will be in writing, will be delivered personally or sent by certified mail (postage prepaid, return receipt requested) or by a recognized US overnight courier, and will be addressed as follows:

If to the Company:

YouBlast Global, Inc.
81 Greene Street, 4th Floor
New York, NY  10012
Attention:   Philmore Anderson, IV

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention: Marc Ross, Esq.

If to John Thomas:

John Thomas Bridge & Opportunity Fund, L.P.
3 Riverway, Suite 1800
Houston, Texas  77056
Attention:  George Jarkesy

Each notice, consent, request, or other communication will be deemed to have been received by the party to whom it was addressed (a) when delivered if delivered personally; (b) on the second business day after the date of mailing if mailed; or (c) on the date officially recorded as delivered according to the record of delivery if delivered by overnight courier.  Each party may change its address for purposes of this Agreement by giving written notice to the other party in the manner set forth above.

4.3           Counterparts.  This Agreement may be executed in counterparts.  Each counterpart will be considered an original, and all of them, taken together, will constitute a single Agreement.  This Agreement may be delivered by facsimile or electronically, and any such delivery will have the same effect as physical delivery of a signed original.  At the request of any party, the other party will confirm facsimile or electronic transmission signatures by signing an original document.

 4.4           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to conflicts of laws principles thereunder.

4.5           Venue/Jurisdiction.  Each of the parties hereby irrevocably agrees that any dispute arising under or in any way relating to this Agreement shall be litigated solely and exclusively in a federal or state court sitting in Harris County, Texas.  Each party hereby agrees that if it attempts to commence any action regarding a dispute arising under or in any way relating to this Agreement in any court other than a federal or state court sitting in Harris County, Texas, the other party may obtain an immediate order dismissing such action for improper venue or an order transferring venue to a federal or state court sitting in Harris County, Texas.  Each of the parties hereby irrevocably submits to the personal jurisdiction of any federal or state court sitting in Harris County, Texas, in any action or proceeding arising out of or in any way relating to this Agreement.  Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party also irrevocably waives the right to a trial by jury in connection with any action brought to construe or enforce this Agreement.

4.6           Amendments.  This Agreement may be amended from time to time by a written instrument signed by the Company and John Thomas and no waiver of any of the terms hereof by any party shall be effective unless it is in writing and signed by the other parties.

4.7           Integration.  This Agreement comprises the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings.

4.8           Agreement Effectiveness.  This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

4.9           Headings Descriptive; Interpretation.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.  All references in this Agreement to "Section" or "Sections" without additional identification refer to the Section or Sections of this Agreement.  The words "will" and "shall" have the same meaning.  The words "include," "includes" and "including" shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

 4.10           Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

4.12           Further Assurances.  The parties agree to execute such other documents as may be necessary to implement this Agreement and carry out the intent of the parties to this Agreement.

4.13           Survival.  Each provision of this Agreement that expressly or by its nature provides for rights, obligations or remedies that extend beyond the expiration or earlier termination of this agreement, will survive and continue in full force and effect after this Agreement expires or is earlier terminated.

4.14           Attorney Fees.  In the event arbitration, suit or action is instituted to enforce or determine the parties' rights or duties in connection with this Agreement, the prevailing party shall recover from the losing party all costs and expenses, including reasonable attorney fees, incurred in such proceedings, including any appellate or bankruptcy proceedings.

[Signatures on following page]

WHEREAS, the parties have entered into this Royalty Agreement as of the date first written above.

YOU BLAST GLOBAL, INC.

By:	/s/ Philmore Anderson IV
Name: Philmore Anderson IV Title: CEO

JOHN THOMAS BRIDGE & OPPORTUNITY FUND, L.P.

By:	/s/ George R. Jarkesy, Jr.
Name: George R. Jarkesy, Jr. Title: Managing Member of the General Partner